Exhibit 99.1

CONTACTS:

David P. Luci, Esq.
Executive Vice President and General Counsel
davidluci@bioenvision.com
(212) 750-6700

James S. Scibetta
Chief Financial Officer
jscibetta@bioenvision.com
(212) 750-6700

Hugh S. Griffith
Chief Operating Officer
hughgriffith@bioenvision.com
+44 (0) 131 248 3555

Bioenvision Reports Second Quarter 2007 Financial Results; Evoltra® Sales Double Over Last Quarter

New York, NY (February 8, 2007) – Bioenvision, Inc. (NasdaqGM:BIVN) today announced financial results for the second quarter ended December 31, 2006.

Results and recent events include:

➢	Bioenvision marks record quarterly revenue of $4.5 million as Evoltra® (clofarabine) sales doubled from the first quarter of 2007
➢	Bioenvision files with the EMeA for label extension of Evoltra® in elderly AML
➢	ASH conference spotlights pivotal filing data from study BIOV-121
➢	Bioenvision appoints new Chief Financial Officer
➢	Bioenvision appoints General Manager for Bioenvision JapanCo.
➢	Bioenvision out-licenses worldwide rights to its Oligon® technology

“We are very pleased with the impact our sales and marketing organization has had since the formal launch of Evoltra® in September,” said Christopher B. Wood, M.D., Bioenvision’s Chairman and Chief Executive Officer. “The revenue growth in the pediatric indication, our filing for a label extension into adult Acute Myeloid Leukemia (AML) and our progress towards bringing Evoltra into Japan are significant achievements for Bioenvision, and we remain focused on continuing to execute on our global development and commercialization strategy for Evoltra in the months ahead.”

Financial Review

Total revenue for the quarter ended December 31, 2006 was $4.5 million, compared to $1.1 million for the same period in 2005. This increase of approximately 309% is due to an increase in net product sales of Evoltra®, as well as an increase in license and royalty revenue of approximately $265,000. Net product sales of Evoltra® for the quarter ended December 31, 2006 totaled $3.6 million compared to $1.8 million for the previous quarter ending September 30, 2006 representing an increase of 100%.

Revenues for the six months ended December 31, 2006 were approximately $7.4 million and $1.8 million, respectively, representing an increase of 311%. This increase is due to the approval of Evoltra® in May 2006 and commercial sales commencing in the fourth quarter of 2006.

Selling, general and administrative expenses for the quarter ended December 31, 2006 were $6.3 million, compared to $2.6 million for the same period in 2005 representing an increase of 142%. The increase is primarily due to the expansion of the sales force in Europe. The Company also recognized an increase in stock-based compensation of $712,000.

Selling, general and administrative expenses for the six months ended December 31, 2006 and 2005 were approximately $11.8 million and $5.5 million, respectively, representing an increase of 115%. This increase is due to the build out of the sales force in the EU after receiving marketing authorization for Evoltra® in May of 2006 as well as the launch of Evoltra® during the first quarter of 2007, and increased overhead costs of the company. The Company also recognized an increase in stock-based compensation of $923,000.

Research and development costs for the three months ended December 31, 2006 and 2005 were approximately $4.3 million and $2.0 million, respectively. This increase of 115% is due to the Company’s increased development activities, including the cost of participation in the ongoing AML-16 study, BIOV-111, BIOV-121, and psoriasis studies.

Research and development costs for the six months ended December 31, 2006 and 2005 were approximately $13.6 million and $4.4 million, respectively. This increase of 209% is due to the signing of the Japanese license agreement of approximately $4.0 million during the first quarter of fiscal 2007, along with the costs associated with clinical development and regulatory activities.

Net loss applicable to shareholders was approximately $7.0 million or $0.16 loss per share for the three months ended December 31, 2006 compared with net loss available to shareholders of approximately $3.9 million or $0.10 per share for the three months ended December 31, 2005. Net loss applicable to shareholders was approximately $19.2 million or $0.46 per share for the six months ended December 31, 2006 as compared to approximately $8.8 million or $0.22 per share for the six months ended December 31, 2005.

Bioenvision had cash and cash equivalents and short-term investments at December 31, 2006 of $29.1 million compared with $45.0 million at June 30, 2006. The decrease in the cash position is due to the cash burn associated with an increase in the Company’s development activities and clinical studies of Evoltra® in Europe, including the process of filing for approval of the first label expansion for Evoltra® and the general administrative costs associated with the marketing of Evoltra®.

Conference Call and Webcast Information:

Management will conduct a conference call today, February 8, 2007 at 10:00AM Eastern Time to review the financial and corporate results for the second quarter 2007. The dial-in number and passcode information are as follows and a replay of the call and webcast will be available for 14 days from today:

Toll free (US & Canada): 866-585-6398

International: 416-849-9626

Webcast: www.bioenvision.com

Replay number (US & Canada): 866-245-6755

Replay number international: 416-915-1035

Replay passcode: 752762

Webcast replay: www.bioenvision.com

About Bioenvision

Bioenvision's primary focus is the acquisition, development and marketing of compounds and technologies for the treatment of cancer. Bioenvision has a broad pipeline of products for the treatment of cancer, including: Evoltra®, Modrenal® (for which Bioenvision has obtained regulatory approval for marketing in the United Kingdom for the treatment of post-menopausal breast cancer following relapse to initial hormone therapy), and other products. Bioenvision is also developing Suvus®, its anti-infective technology, which is currently in clinical development for refractory chronic hepatitis C infection. For more information on Bioenvision please visit our Web site at www.bioenvision.com.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Bioenvision's compounds under development in particular; the potential failure of

Bioenvision's compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Bioenvision's compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Bioenvision's business, structure or projections; the development of competing products; uncertainties related to Bioenvision's dependence on third parties and partners; and those risks described in Bioenvision's filings with the SEC. Bioenvision disclaims any obligation to update these forward-looking statements.

Reconciliation of Non-US GAAP Financial Measure

Adjusted net loss applicable to common stockholders defined as net loss applicable to common shareholders less one-time expense for the Japanese license agreement and stock-based compensation recorded for the three and six months ended December 31, 2006 and 2005, respectively.

	Three Months Ended December 31, (unaudited)		Six Months Ended December 31, (unaudited)
	2006	2005	2006	2005

Net loss applicable to common stockholders, as reported	$(6,997,477)	$(3,878,931)	$(19,208,239)	$(8,768,591)

Add: Stock-based compensation	$1,137,752	$496,571	$1,760,247	$978,319
Add: One-time charge for Japanese license agreement	$—	$—	$3,953,074	$—

Adjusted net loss applicable to common stockholders	$(5,859,725)	$(3,382,360)	$(13,494,918)	$(7,790,272)

Basic and diluted net loss per share of common stock, as reported	$(0.16)	$(0.10)	$(0.46)	$(0.22)

Adjusted basic and diluted net loss per share of common stock	$(0.14)	$(0.08)	$(0.32)	$(0.19)

Weighted-average shares used in computing basic & diluted net loss per share	42,455,186	40,762,508	41,956,064	40,761,636

BIOENVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2006	2006
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$7,721,121	$3,377,937
Short-term investments	21,393,202	41,637,106
Accounts receivable, net of allowances of $871,000 and $899,000	5,559,085	2,369,446
Inventories	887,269	427,514
Other current assets	1,707,092	844,810
Total current assets	37,267,769	48,656,813

Property and equipment, net	329,278	273,632
Intangible assets, net	7,130,065	7,549,520
Goodwill	1,540,162	1,540,162
Other assets	242,771	706,840
Deferred costs	3,402,897	3,523,497
Total assets	$49,912,942	$62,250,464

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$3,654,581	$1,557,507
Accrued expenses	9,114,318	6,464,445
Accrued dividends payable	57,328	56,404
Deferred revenue	513,662	513,662
Total current liabilities	13,339,889	8,592,018

Deferred revenue	6,813,888	7,070,725
Total liabilities	20,153,777	15,662,743

Commitments and contingencies

Stockholders’ equity
Convertible participating preferred stock - $0.001 par value; 20,000,000 shares authorized; 2,250,000 shares issued and outstanding at December 31, 2006 and June 30, 2006 (liquidation preference $6,750,000)	2,250	2,250
Common stock - par value $0.001; 70,000,000 shares authorized; 42,982,740 and 41,456,616 shares issued and outstanding at December 31, 2006 and June 30, 2006, respectively	42,983	41,457
Additional paid-in capital	135,780,446	133,604,996
Accumulated deficit	(105,775,507)	(86,567,268)
Receivable from stockholder	—	(340,606)
Accumulated other comprehensive loss	(291,007)	(153,108)
Total stockholders’ equity	29,759,165	46,587,721

Total liabilities and stockholders’ equity	$49,912,942	$62,250,464

BIOENVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenue
Net product sales	$3,687,285	$173,980	$5,561,779	$368,976
Licensing and royalty revenue	809,355	543,919	1,799,433	944,049
Research and development contract revenue	—	373,408	—	448,500

Total revenue	4,496,640	1,091,307	7,361,212	1,761,525

Costs and expenses
Cost of products sold, including royalty expense of $759,000 and $331,000 for the three months ended December 31, 2006 and 2005, respectively and $1,120,000 and $532,000 for the six months ended December 31, 2006 and 2005	897,593	438,018	1,320,321	766,309

Research and development	4,314,851	2,011,263	13,584,433	4,442,181

Selling, general and administrative	6,322,151	2,582,191	11,791,042	5,469,653

Depreciation and amortization	240,133	256,872	481,833	481,155

Total costs and expenses	11,774,728	5,288,344	27,177,629	11,159,298

Loss from operations	(7,278,088)	(4,197,037)	(19,816,417)	(9,397,773)

Interest and finance charges	(9,384)	—	(57,068)	(66,761)
Interest income	375,064	403,175	835,383	866,080

Net loss	(6,912,408)	(3,793,862)	(19,038,102)	(8,598,454)

Preferred stock dividend	(85,069)	(85,069)	(170,137)	(170,137)

Loss applicable to common stockholders	$(6,997,477)	$(3,878,931)	$(19,208,239)	$(8,768,591)

Basic and diluted net loss per share applicable to common stockholders	$(0.16)	$(0.10)	$(0.46)	$(0.22)

Weighted average shares used in computing basic and diluted net loss per share	42,455,186	40,762,508	41,956,064	40,761,636